Exhibit 10.1

Execution Version

TRANSITION SERVICES AND ASSET TRANSFER AGREEMENT

THIS TRANSITION SERVICES AND ASSET TRANSFER AGREEMENT (this “TSA”) is entered into as of March 6, 2017 (the “Effective Date”), by and between Maintech, Incorporated, a Delaware corporation (“Maintech”), and Volt Information Sciences, Inc., a corporation registered in the State of New York, United States of America, with its principal place of business at 1065 Avenue of the Americas, 20th Floor, New York, NY 10018 (“VISI”). Capitalized terms used in this TSA but not otherwise defined herein have the meanings ascribed thereto in the Stock Purchase Agreement (as defined herein).

RECITALS:

WHEREAS, pursuant to a Stock Purchase Agreement dated of even date herewith, by and among Volt Delta Resources Holdings, Inc. (“VDRH”), Maintech Holdings, LLC (“Buyer”) and the other parties thereto (the “Stock Purchase Agreement”), VDRH agreed, among other things, to sell to Buyer, and Buyer agreed to purchase from VDRH, all of the issued and outstanding capital stock (the “Shares”) in Maintech;

WHEREAS, VDRH is an indirect Subsidiary of VISI; and

WHEREAS, in connection with the transactions contemplated by the Stock Purchase Agreement, Maintech and VISI desire that (i) VISI provide, or cause certain of its affiliates to provide, Maintech with certain transition services under the terms and subject to the conditions set forth in this TSA and (ii) the parties work in good faith towards the conveyance of certain assets and resources from VISI or its affiliates to Maintech.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained in this TSA, and for other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties, intending to be legally bound, agree as follows:

1.	PROVISION OF SERVICES

1.1	General Intent – Maintech acknowledges and understands that the Services (as defined herein) to be provided hereunder are transitional in nature and are to be furnished by VISI solely for the purpose of facilitating the sale of the Shares in Maintech and the operation of the Business for a limited period of time after the Closing Date, as set forth in Annex A. VISI acknowledges that the intent is to provide Maintech with those services on a basis consistent with prior practice that VISI provided to Maintech prior to consummation of the transaction contemplated by the Stock Purchase Agreement. To the extent applicable, Maintech will use its commercially reasonable efforts to make a transition of the operation of the Business to Maintech or any other third-party suppliers or service providers for the Services within a period of six (6) months from the date of this TSA.

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1.2	Services to Be Provided – During the term of this TSA as set forth in Section 3 (the “Transition Period”) and on the terms and subject to the conditions of this TSA, VISI will provide, or cause one or more of its affiliates to provide, to Maintech each of the services (the “Services”) described in Annex A beginning as of the Effective Date and continuing for the specific period of time described in Annex A (as may be extended in accordance with the terms hereof) with respect to each of the Services. Maintech shall not resell any of the Services to any Person whatsoever or permit the use of the Services to any Person other than in connection with the conduct of the Business in the ordinary course.

1.3	Limitation on Services – In connection with the performance of the Services, except to the extent consistent with prior practice in the ordinary course, VISI will have no obligation to (a) upgrade, enhance or otherwise improve any computer hardware, software or network environment currently used, (b) provide any support or maintenance services outside of the ordinary course for any computer hardware, software or network environment that has been upgraded, enhanced or otherwise modified from the computer hardware, software or network environment that is currently used, or (c) convert from one format to another any Business data for use by Maintech in connection with the Services or otherwise.

1.4	Quality, Quantity and Manner of Performance – VISI shall, and shall cause its affiliates to, use, in all material respects, at least the same degree of care and standard of timeliness in rendering the Services to Maintech under this TSA as VISI has utilized, or caused its affiliates to utilize in rendering such Services to Maintech in the ordinary course in the past. The quality and quantity of each Service to be provided will be as is reasonably necessary for the operation of the Business in the ordinary course of business consistent in all material respects with corresponding services which were provided in connection with the operation of the Business prior to the Closing. The scope of the Services shall be provided solely at the request of Maintech and VISI and Maintech shall cooperate in good faith with one another and provide such further assistance as the other party may reasonably request in connection with the provision of the Services hereunder.

1.5	Access to Premises - In order to enable the provision of the Services by VISI, its affiliates or any Subcontractors (as defined below), Maintech agrees that it shall provide to VISI, its affiliates and any Subcontractors providing the Services, at no cost to VISI, access to the facilities and assets of Maintech, in all cases to the extent necessary for VISI, in VISI’s reasonable discretion, to fulfill its obligations under this TSA. VISI shall have no liability to Maintech to the extent that its failure to perform the Services is attributable to a failure of the Maintech to make available to VISI all information and materials required by VISI to enable it to perform the Services.

1.6	Subcontractors – VISI shall have the right, consistent with past practice, directly or through one or more affiliates, to hire or engage one or more

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subcontractors or other third parties (each, a “Subcontractor”), to perform all or any of VISI’s obligations under this TSA. VISI shall be responsible for the actions or inactions of any Subcontractor that would constitute a breach of this TSA if taken or failed to be taken by VISI but subject to the same terms, conditions and limitations set out herein and applicable to the VISI. In the event VISI outsources its functions or any resources used by VISI to provide the Services under this TSA, VISI will have the option, but not the obligation, to transition Maintech along with VISI to the new outsourced solution.

1.7	Compliance with Law - Notwithstanding anything herein to the contrary, VISI shall not be responsible for providing any Service if and to the extent such Service would violate applicable Law.

1.8	Third Party Payables –

1.8.1	VISI shall promptly (and in any event within 10 days) forward or cause to be forwarded to Maintech any invoice or other documentation from a third party (the “Third Party”) requesting payment from VISI for services rendered to (or on behalf of) Maintech (or any Subsidiary thereof) or goods sold to Maintech (or any Subsidiary thereof) in connection with the provision of Services pursuant to this TSA (“Third Party Invoices”).

1.8.2	Maintech shall be responsible for the payment of any Third Party Invoice (or the portion thereof for which Maintech is responsible pursuant to this TSA) and shall, subject to Section 1.8.3 promptly satisfy in full all payment obligations under such Third Party Invoice for which Maintech is responsible pursuant to this TSA upon the terms and within the time period set forth in the Third Party Invoice and/or the underlying contract with the Third Party that existed prior to the Effective Date, if applicable.

1.9	Maintech Accounts Receivable – Except as otherwise provided in Section 1.10 below:

1.9.1	The parties shall use their respective commercially reasonable efforts to add the person or persons identified by the Buyer (each, an “Authorized Person”) as a person or persons, as the case may be, with authority to control and transact business with respect to the deposit accounts established by VISI (or its affiliates) at JP Morgan Chase set forth on Schedule V (the “Accounts”) into which monies, checks or instruments (each a “Receivable”) from customers of Maintech are deposited (the “Bank Account Authority”) in addition to those persons with such authority designated by VISI prior to the date hereof, which persons so designated by VISI shall continue to enjoy such authority until the Transition Date (as defined below).

1.9.2

The parties agree and acknowledge that (i) the Accounts identified on Schedule V as located in the United States (the “US Accounts”) will be subject to certain cash sweep provisions set forth in the Loan and Security Agreement, dated February 17, 2016, by and between Bank of

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America, N.A. and Maintech (which agreement is being amended and restated as of the date hereof) and the related loan documents referenced therein (collectively, the “Revolving Credit Documents”) and (ii) the Accounts identified on Schedule V as located in the United Kingdom and Hong Kong (the “Foreign Accounts”) will not be subject to the cash sweep provisions of the Revolving Credit Documents.

1.9.3	At all times prior to the establishment of the Bank Account Authority, VISI shall promptly (and in any event within 3 Business Days) forward or cause to be forwarded to Maintech any Receivable received by VISI after the Effective Date with respect invoices submitted by VISI on behalf of Maintech (or any Subsidiary thereof) pursuant to the terms of this TSA relating to services rendered by (or on behalf of) Maintech (or any Subsidiary thereof) or goods sold by Maintech (or any Subsidiary thereof) to any Third Party; provided, however, that if VISI receives a Receivable that represents a combined payment in respect of services rendered or goods sold by both VISI (or any Subsidiary thereof) and Maintech (or any Subsidiary thereof), VISI shall instead retain such Receivable for its own account and remit to Maintech promptly (and in any event within 3 Business Days after receipt of the Receivable), by wire transfer of immediately available funds, an amount equal to the portion of the Receivable owed or otherwise to be paid to Maintech, which payment shall be accompanied by reasonably detailed evidence of the basis for VISI’s apportionment of the Receivable between itself and Maintech.

1.9.4	Until the date on which Buyer has assumed responsibility for the payment and processing of all payments for which Maintech and its affiliates are responsible (e.g., without limitation, amounts paid to third-party vendors, payroll and payroll taxes) and VISI no longer has responsibility for any such payments (such date, the “Transition Date”), (i) Buyer shall, upon presentation to Buyer of an invoice or statement therefor by VISI, fund to an account designated by VISI the aggregate amount of any payment to be made by VISI on behalf of Maintech hereunder (each such instance of funding effected by Maintech, a “Specified Deposit”), and (ii) VISI shall retain authority to control and transact business with respect to the Foreign Accounts (but not the US Accounts) for the purpose of funding any amounts it is paying on behalf of, or with respect to, Maintech pursuant to the terms hereof. For the avoidance of doubt, the foregoing shall not apply to Maintech’s obligation hereunder to pay fees to VISI for the Services, which obligation shall be governed by Sections 2.1-2.3.

1.9.5

Notwithstanding anything to the contrary herein, (i) on a weekly basis (and, in any event, by 5:00 pm New York time of each Wednesday prior to the applicable date on which the corresponding payment is contemplated to be made to the recipient(s) thereof) prior to the Transition Date, Buyer agrees to cause Maintech to fund Specified

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Deposits in an amount required to cover payroll (and any other related amounts (including, without limitation, in respect of payroll taxes)) and any other payments, if any, to be made by VISI on behalf of Maintech hereunder (but excluding, for the avoidance of doubt, the fees payable hereunder by Maintech to VISI for the Services, the payment of which fees shall be governed by Sections 2.1-2.3) and (ii) in no event shall VISI be required to make any payment in any amount on behalf of, or with respect to, Maintech pursuant to the terms hereof unless the amount of such payment has (a) previously been provided to VISI through a Specified Deposit or (b) previously been drawn by VISI from the Foreign Accounts in accordance with the terms hereof, and any failure by VISI to make any payment not previously funded in accordance with the immediately preceding clauses (a)-(b) shall in no event result in a breach or default hereunder or any liability to VISI.

1.9.6	VISI and Maintech agree and acknowledge that, once the Maintech employees have transitioned from the VISI benefits plans to the new Maintech benefits plans (which shall be on or before March 31, 2017), the amount funded to VISI by Maintech with respect to Maintech’s payroll obligations shall be a gross amount and that, prior to making payroll payments to Maintech employees, VISI will (i) deduct from such payments an amount equal to the insurance copayments required to be made by the employees and (ii) promptly following the disbursement of payroll payments to Maintech employees (and, in any event, by 5:00 P.M. New York time on the Business Day following the disbursement of payroll payments to Maintech employees), pay to Maintech or Maintech’s designee an amount equal to the aggregate amount of such payroll deductions in respect of insurance copayments.

1.10	VISI Accounts Receivable – Notwithstanding anything to the contrary set forth in Section 1.9, Maintech shall promptly (and in any event within 3 Business Days) forward or cause to be forwarded to VISI any Receivable received by Maintech after the Effective Date that represents a payment in respect of services rendered or goods sold, or a Receivable held, by VISI (or any Subsidiary thereof) (including, without limitation, the Receivables set forth on Schedule IV (the “VISI Receivables”); provided, however, that if Maintech receives a Receivable that represents a combined payment in respect of a VISI Receivable and a Receivable for services rendered or goods sold by Maintech (or any Subsidiary thereof) after the Effective Date then, in such event, Maintech shall instead retain such Receivable for its own account and remit to VISI promptly (and in any event within 3 Business Days after receipt of the Receivable), by wire transfer of immediately available funds, an amount equal to the portion of the Receivable allocable to the VISI Receivable, which payment shall be accompanied by reasonably detailed evidence of the basis for Maintech’s apportionment of the Receivable between itself and the VISI Receivable.

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2.	BILLING AND PAYMENT

2.1	Payment and Expenses – As consideration for the provision of the Services, Maintech shall pay VISI the amount specified for each Service as specified on Annex A. In addition to such amount, upon receipt of an invoice from VISI, Maintech shall reimburse VISI on a monthly basis for reasonable, documented out-of-pocket expenses to the extent actually incurred by VISI or its affiliates (e.g., without limitation, amounts paid to third-party vendors, payroll and payroll taxes) in the course of providing the Services.

2.2	Billing and Payment - Unless otherwise provided in this TSA, all bills and invoices that Maintech receives from VISI or its affiliates for the Services provided under this TSA will be paid by wire transfer in accordance with the instructions provided by VISI (in writing to Maintech) not later than thirty (30) days following receipt by Maintech of such invoice from VISI. To the extent any amounts owed by Maintech to VISI under this Section 2 are not paid within ten (10) days following the due date with respect to the applicable invoice from VISI or its affiliates for Services provided under this TSA, VISI may offset such amounts against amounts that would otherwise be payable to Maintech pursuant to the terms of Section 1.9 hereof or otherwise hereunder, including pursuant to Annex A. If Maintech disputes any portion of any invoice, Maintech will promptly notify VISI in writing and provide VISI with a reasonably detailed description of the nature and basis of the dispute.

2.3	Taxes – All charges and fees to be paid to VISI under this TSA are exclusive of any applicable taxes required by law to be collected from Maintech (including value added, withholding, sales, use, excise or services tax, which may be assessed on the provision of the Services hereunder). If a value added, withholding, sales, use, excise or services tax is assessed on the provision of any of the Services under this TSA, Maintech will pay directly or reimburse VISI for such tax. The parties will cooperate with each other in determining the extent to which any tax is due and owing under the circumstances, and will provide and make available to each other any resale certificate, information regarding out-of-state use of materials, services or sale, and other exemption certificates or information reasonably requested by either party.

3.	TERM AND TERMINATION

3.1	Term of Agreement – The term of this TSA will commence on the Effective Date and will continue (unless sooner terminated pursuant to the terms hereof) for a period expiring on the expiration of the latest term set forth on Annex A (as may be extended in accordance with the terms hereof).

3.2	Early Termination

3.2.1	Maintech may terminate this TSA either in its entirety or solely with respect to certain itemized Services to be provided by VISI listed on Annex A, at any time, upon written notice to VISI. Such termination will become effective thirty (30) days from the date of receipt of such notice.

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3.2.2	In the event of a material breach of this TSA, the non-breaching party shall provide written notice describing, in appropriate detail, the nature of the breach. The breaching party shall have 30 days from receipt of such written notice to cure such breach. In the event that the applicable breach is not timely cured by the breaching party, then the non-breaching party shall have the right to terminate this TSA upon 10 Business Days prior written notice thereof.

3.2.3	Notwithstanding any other provision in this TSA, whether this TSA is terminated by VISI or Maintech, Maintech will remain liable for the payment of expenses they are obligated for under this TSA accruing for the period prior to termination even though such expenses may not become due until after termination. Further, in the event of termination of this TSA pursuant to this 3.2, Section 2.1 through Section 2.3, 3.2.3, 4.1, 4.3, and Section 6.1 through Section 6.14, inclusive, will continue in full force and effect.

4.	ADDITIONAL AGREEMENTS

4.1	Title to Equipment; Management and Control

4.1.1	All procedures, methods, systems, strategies, tools, equipment, facilities, firmware or software and other resources used by VISI, and any of its affiliates in connection with the provision of the Services hereunder (collectively, the “Equipment”) which are the property of VISI or its affiliates will remain the property of VISI and its affiliates and, except as otherwise provided in this TSA, will at all times be under the sole direction and control of VISI and its affiliates.

4.1.2	Except as otherwise provided in this TSA, and subject to VISI providing, or causing the providing of, the Services in accordance with this TSA, management of, and control over, the provision of the Services (including the determination or designation at any time of the Equipment, employees and other resources of VISI and its affiliates to be used in connection with the provision of the Services) will reside solely with VISI.

4.2	Third-Party Agreements – To the extent that any third-party proprietor of information or software or other intellectual property rights to be disclosed or made available to Maintech in connection with performance of the Services hereunder requires a specific form of non-disclosure, license or service agreement as a condition of its consent to use of the same for the benefit of Maintech or to permit Maintech access to such information or software, Maintech will either execute (and will cause their respective employees to execute, if required) any such form or negotiate in good faith with VISI for the termination of such Services, after which VISI will no longer be obligated to provide such Services.

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4.3	Mutual Limited Indemnity

4.3.1	Neither party nor any of its respective affiliates will be liable to the other party or any third party for any special, punitive, consequential, incidental or exemplary damages, or for any damages based on or related to lost revenues or profits relating to the same or losses upon a multiple of earnings or for attorneys’ fees) arising from any claim relating to this TSA and/or the performance thereof. In addition, neither VISI nor any of its affiliates will be liable to Buyer, Maintech any of their affiliates or any third party, for any direct damages arising from any claim relating to this TSA and/or the performance thereof except to the extent that such damages result from willful misconduct, gross negligence or unlawful activity on the part of VISI or its affiliates.

4.3.2	Maintech will indemnify VISI and each of its affiliates against all Losses attributable to any third-party claims arising from or relating to the provision of the Services under this TSA, except to the extent that such Loss results from willful misconduct, gross negligence or unlawful activity on the part of VISI or its affiliates.

4.3.3	VISI will indemnify Maintech and each of its affiliates against all Losses attributable to any third-party claims arising from or relating to the provision of Services under this TSA, except to the extent that such Loss results from willful misconduct, gross negligence or unlawful activity on the part of Maintech or its affiliates.

4.4	Confidentiality

4.4.1

Each party to this TSA shall, and shall cause each of its affiliates and each of their respective officers, directors, managers, employees and subcontractors to, hold all information and documents relating to the business of any other party or its affiliates disclosed to it by reason of this TSA, confidential and will not disclose any of such information or documents to any person or entity without the prior written consent of the disclosing party unless legally required or compelled to disclose such information or documents; provided, however, that to the extent that any of them may become so legally required or compelled they may only disclose such information or documents if they shall first have used reasonable efforts to, and, if practicable, shall have afforded the affected party the opportunity to obtain, an appropriate protective order or other satisfactory assurance of confidential treatment for the information required or compelled to be so disclosed. This obligation of confidentiality shall not apply to information that is in or hereafter enters the public domain through no fault of the receiving party, is obtained by the receiving party from a third party having the legal right to use and disclose the same or is independently developed by the receiving party after the date hereof as evidenced by a written record providing such independent development. VISI shall make its affiliates and each of their respective officers, directors, managers, employees and Subcontractors performing Services hereunder aware of the obligations under this Section 4.5.1 and VISI shall be responsible for

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any breach of this Section 4.5.1 by its affiliates and their respective officers, directors, managers, employees and Subcontractors or any of them.

4.4.2	Each party acknowledges and agrees that the other party and its affiliates would be irreparably damaged if any of the provisions of Section 4.5.1 are not performed in accordance with their specific terms and that any breach of Section 4.5.1 by the breaching party, its affiliates or its subcontractors or any of them could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the non-breaching party or its affiliates may be entitled, at law or in equity, the non-breaching party and its affiliates shall also be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of Section 4.5.1, without posting any bond or other undertaking.

4.5	Licenses –

4.5.1	Maintech hereby grant VISI a worldwide, royalty-free, fully paid-up, non-exclusive license to use the intellectual property, materials and information of Maintech during the Transition Period in connection with the VISI’s performance of its obligations hereunder. This license may be sublicensed by VISI to its representatives, agents, designees and Subcontractors as necessary for VISI to perform its obligations hereunder.

4.5.2	All right, title and interest in and to the intellectual property owned by VISI is reserved by VISI.

4.5.3	As soon as reasonably practicable (and in no event later than three (3) months) following the Effective Date, Maintech (i) shall cease to use, and shall cause each of its Affiliates (including, without limitation, Volt Maintech Limited) to cease to use, any names, trade names, trademarks or service marks containing the word “Volt,” any names confusingly similar thereto or any translations or derivatives thereof (the foregoing collectively, the “Specified Name”), in each case, in any manner anywhere in the world at any time after such initial cessation of use, and (ii) shall take all necessary action to change the name of each Affiliate thereof containing the Specified Name so that each such Affiliate’s name thereafter bears no resemblance to the Specified Name and shall file, or cause to be filed, such documents as are necessary to reflect each such name change in each jurisdiction in which any applicable Affiliate of Maintech is organized or qualified to do business. Maintech shall promptly notify VISI of each such name change effected in accordance with clause (ii) of the immediately preceding sentence and the successor name chosen by Maintech in connection with each name change so effected.

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5.	CONVEYANCE OF CERTAIN ASSETS AND RESOURCES

5.1	Transfer of Assets –

5.1.1	Following the Effective Date, the parties shall work in good faith to enter into definitive documentation (“Definitive Documentation”) for the conveyance of the assets and liabilities listed on Schedule I (the “Assets and Liabilities”) from VISI or its affiliates to Maintech. The Definitive Documentation shall be comprised of reasonable assignment and assumption conveyance instruments and shall contain (i) representations and warranties solely as to title to and ownership of the Assets, authorization, execution and delivery of the Definitive Documentation and enforceability of the Definitive Documentation, (ii) covenants solely with respect to conveyance of the applicable Assets and reasonable further assurances and (iii) such other terms, if any, as the parties hereto may reasonably agree upon. The Definitive Documentation shall be “Ancillary Agreements” under the Stock Purchase Agreement and any remedies with respect thereto will be subject to Article XII of the Stock Purchase Agreement.

5.1.2	VISI agrees it shall pay, perform and discharge all liabilities and obligations of VISI or its affiliates (including Maintech and its subsidiaries) arising out of or relating to or chargeable to the period with respect to the Assets prior to the Effective Date and Maintech shall assume and agree to pay, perform and discharge when due any and all liabilities and obligations of VISI or its affiliates arising out of or relating to or chargeable with respect to the Assets for the period on and after the Effective Date. VISI agrees that Maintech shall receive all payments made to VISI and its affiliates (excluding Maintech and its subsidiaries) with respect to the Assets relating to or chargeable to the period on and after the Effective Date.

5.2	Third Party Agreements –

5.2.1

Following the Effective Date, the parties shall use their commercially reasonable efforts, and shall cooperate with each other, to, as promptly as reasonably practicable, obtain any required consent, authorization, approval, waiver, release, substitution or amendment required to transfer the agreements listed on Schedule II (the “Assigned Contracts”) to Maintech or, at Maintech’s election, a designated affiliate of Maintech formed by Maintech (with such formation to be at Maintech’s cost and expense), following the Closing Date. VISI and Maintech shall each bear in equal measure any costs and/or expenses incurred in connection with the transfer of such Assigned Contracts in accordance with the terms hereof, including but not limited to any assignment fees or cost reimbursement obligations payable to the counter-parties to such Assigned Contracts with respect to the assignment of the Assigned Contracts (but excluding any fees payable by VISI and/or Maintech to their respective advisors, which fees

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shall be the obligation of each such party, respectively). Once any such consent, authorization, approval, waiver, release, substitution or amendment is obtained, VISI shall assign, transfer, convey and deliver to Maintech or, at Maintech’s election, a designated affiliate of Maintech the relevant Assigned Contract to which such consent, authorization, approval, waiver, release, substitution or amendment relates.

5.2.2	For one (1) year following the Effective Date, to the extent that any Assigned Contract cannot be assigned to Maintech pursuant to this Section 5.2 despite the efforts of the parties, the parties shall provide the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Assigned Contract to Maintech as of the Effective Date and the performance by Maintech of its obligations with respect thereto, provided that, to the extent any such economic and/or operational equivalent of transfer of such Assigned Contract continues to be required to be provided pursuant to this Section 5.2.2 during any period following the date that is six (6) months following the Effective Date, Maintech shall pay VISI an overhead fee of $5,000 per month with respect to each country to which such Assigned Contract(s) relate(s) (in an aggregate amount not to exceed $25,000 per month) during any such period until such economic and/or operational equivalent of transfer of such Assigned Contract is no longer required to be provided pursuant to this Section 5.2.2.

5.2.3	Except in respect of the cost items to be shared equally by VISI and Maintech in accordance with Section 5.2.1, Maintech shall reimburse VISI for all liabilities and obligations of VISI or its affiliates thereunder relating to or chargeable to the period from and after the Effective Date and reimburse VISI for out-of-pocket expenses paid by VISI under each such Assigned Contract relating to or chargeable to the period on and after the Effective Date. To the extent permitted under applicable Law, VISI or its affiliates shall hold in trust for and pay to Maintech promptly upon receipt thereof (and in any event within 3 Business Days following receipt of), all income, proceeds and other monies received by VISI or its affiliates to the extent related to such Assigned Contract in connection with the arrangements under this Section 5.2. VISI shall be permitted to set off against such amounts all direct costs associated with the retention and maintenance of such Assigned Contracts for the period relating to on and after the Effective Date.

5.2.4

To facilitate VISI’s cooperation in effecting the assignment of the Assigned Contracts, VISI hereby instructs the Buyer to withhold $100,000 (the “Holdback”) from the purchase price to be paid by the Buyer at the closing of the Stock Purchase Agreement, which Holdback shall be payable by Maintech to VISI or VISI’s designee, by wire transfer of immediately available funds, within 3 Business Days following the date on which all of the Assigned Contracts have been assigned to Maintech or, at Maintech’s option, its designee; provided

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that if Assigned Contracts representing at least 90% of all Foreign Contract Revenue (as defined below) have been assigned to Maintech or its designee pursuant to this Section 5.2 (the date on which the last of such assignments has become effective, the “Threshold Date”), Maintech shall pay to VISI or VISI’s designee, by wire transfer of immediately available funds, within 3 Business Days following the Threshold Date, an amount equal to $90,000, with the remaining $10,000 of the Holdback to be paid to VISI or VISI’s designee, by wire transfer of immediately available funds, within 3 Business Days following the date on which all of the Assigned Contracts have been assigned to Maintech or its designee. Notwithstanding the foregoing or anything to the contrary contained herein, in the event that any Assigned Contract cannot be assigned to Maintech or Maintech’s designee, as applicable, within six (6) months following the date hereof as a result of a volitional act or omission of Buyer, then such Assigned Contract shall thereupon automatically be treated as having been effectively assigned to Maintech or Maintech’s designee in accordance with the terms hereof for the purpose of determining whether the payment of the Holdback to VISI or VISI’s designee shall be made by Maintech. “Foreign Contract Revenue” means the aggregate amount of payments received by VISI and its affiliates with respect to all of the Assigned Contracts in the 12-month period ended on the date of this Agreement.

5.2.5	Maintech will indemnify VISI and each of its affiliates against Losses attributable to any third-party claims arising from or relating to liabilities or obligations under or in connection with the Assigned Contracts (or any action taken in connection herewith with respect to such Assigned Contracts, including, without limitation, pursuant to Section 5.2.2 and 5.2.3 hereof) from and after the Effective Date, except to the extent that such Losses result from willful misconduct, gross negligence or unlawful activity on the part of VISI or its affiliates.

5.3	Employee Transition Matters – Following the Effective Date, VISI will use commercially reasonable efforts, subject to applicable Law and at no cost to VISI or its affiliates, to assist in facilitating the transition of employees of VISI or its affiliates listed on Schedule III who have been given bona fide offers of employment with Maintech or their affiliates and who wish to accept such offers.

5.4	Economic Benefit and Burden of Assets and Assigned Contracts –

5.4.1

Without limiting any of their other rights or obligations hereunder, the parties agree and acknowledge that, notwithstanding that it may take a period of time to effect the formal assignment of the Assets and Assigned Contracts to Maintech or Maintech’s designated affiliate as contemplated by this Section 5, (i) for up to twelve (12) months following the Effective Date, the economic benefit and burden of the Assets and Assigned Contracts shall, as between VISI (on behalf of itself and its

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affiliates) and Maintech, to the maximum extent permitted by applicable Law be treated as effectively transferred from VISI (and its affiliates) to Maintech effective as of the Effective Date and this Agreement shall be interpreted to give effect to such treatment, and (ii) Buyer shall establish any designated affiliated entities of Maintech necessary or advisable to accept receipt of the Assets and Assigned Contracts as promptly as reasonably practicable following the date hereof and, in any event, by no later than twelve (12) months following the Effective Date.

5.4.2	Promptly following the Effective Date and in any event within 30 Business Days following the Effective Date, VISI shall have Maintech added as a co-owner and co-signatory on each of the bank accounts into which payments on the Assigned Contracts are made (which accounts are set forth on Schedule VI, the “Assigned Contracts Bank Accounts”) (with, in such capacity, the rights and privileges set forth in this Section 5.4.2 and Section 5.4.3) and shall provide for Maintech to have the right to access information regarding such Assigned Contracts Bank Accounts. All expenses relating to the Assigned Contracts shall be paid from the Assigned Contracts Bank Accounts, it being understood and agreed that (i) Maintech shall, promptly following VISI’s request therefor, fund any shortfalls which may from time to time occur in such Assigned Contracts Bank Accounts and (ii) in no event shall VISI be required to make any payment in respect of the Assigned Contracts unless the amount of such payment is available in the Assigned Contracts Bank Accounts or has previously been provided to VISI pursuant to the immediately preceding clause (i) of this Section 5.4.2 (with any failure by VISI to make any payment not so available or so previously provided to VISI in no event resulting in a breach or default hereunder or any liability to VISI). Within 3 Business Days of any receivables being paid into such Assigned Contracts Bank Accounts, such receivables (after payment of all applicable expenses relating to the Assigned Contracts and the establishment of reasonable reserves in connection with obligations in respect of such Assigned Contracts, which reserves shall be equal to the amount of cash in such accounts as of the date hereof) shall, at the direction of Maintech, be transferred to the bank account or accounts designated by Maintech (it being acknoweldged that Maintech may direct that no such transfer take place).

5.4.3	In addition to the above, VISI shall provide Maintech with monthly (i) copies of the statements pertaining to Assigned Contracts Bank Accounts and (ii) financial statements relating to the Assigned Contracts.

5.4.1

For the avoidance of doubt, the parties acknowledge that, following the Closing, (i) the amounts of cash held in the bank accounts of Volt Service KK Maintech (Japan) and Volt Australia Maintech (Australia) for which Buyer paid at Closing pursuant to the Stock Purchase Agreement

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by operation of the defined term “Net Working Capital” shall be the property of Buyer and shall be accessed and utilized by VISI and/or its Affiliates solely in connection with the discharge of the duties of such parties with respect to the Assets and Assigned Contracts hereunder, following the completion of which duties any such amounts so remaining shall be paid to Maintech.

6.	MISCELLANEOUS

6.1	Relationship of Parties – Except as specifically provided in this TSA, neither party will (a) act or represent or hold itself out as having authority to act as an agent or partner of the other party, or (b) bind or commit in any way the other party to any obligations or agreement or make any representations or warranties on behalf of the other party, whether express or implied. The parties shall operate as, and have the status of, independent contractors and nothing contained in this TSA will be construed as creating a partnership, joint venture, agency, trust, fiduciary relationship or other association of any kind, each party being individually responsible only for its obligations as set forth in this TSA. The parties’ respective rights and obligations hereunder will be limited to the contractual rights and obligations expressly set forth in this TSA on the terms and conditions set forth in this TSA.

6.2	Notices – Any notice or other communications required or permitted under this TSA will be sufficiently given if delivered in person, transmitted by e-mail of a .pdf document (with confirmation of transmission), or sent by registered or certified mail, postage prepaid, or recognized overnight courier service addressed as follows:

If to VISI:		Volt Information Sciences, Inc.
2401 N. Glassell Street
Orange, California 92865
E-mail: navedissian@volt.com
Attention: Nancy Avedissian, General Counsel

With a copy to:		Milbank, Tweed, Hadley & McCloy LLP
2029 Century Park East, 33rd Floor
Los Angeles, CA 90067
	E-mail:	nwertlieb@milbank.com
amoses@milbank.com
	Attention:	Neil J Wertlieb, Esq.
Adam R. Moses, Esq.

If to Maintech:		Maintech, Incorporated
c/o Oak Lane Partners, LLC
4730 NW 2nd Avenue, Suite 100
Boca Raton, FL 33431
Attention: Bhavin Shah
Email: bshah@oaklanepartners.com

With a copy to:		Chapman and Cutler LLP
1270 Avenue of the Americas, 30th Floor
New York, NY 10020
Attention: Larry Halperin
halperin@chapman.com

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or such other addresses or numbers and/or addressee as are furnished in writing by either party, and such notice or communication will be deemed to have been given (i) as of the date so personally delivered, (ii) on the third Business Day after the mailing thereof or (iii) on the first Business Day after delivery by recognized overnight courier service or transmission by email.

6.3	Governing Law; Consent to Exclusive Jurisdiction – The interpretation and construction of this TSA, and all matters relating to this TSA, will be governed by the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York without giving effect to any conflict of law provisions thereof. Each of the parties agrees that any legal action or proceeding with respect to this TSA may be brought in the federal and state courts located in the State of New York, and, by execution and delivery of this TSA, each party to this TSA irrevocably submits itself in respect of its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts in any legal action or proceeding arising out of this TSA. Each of the parties irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this TSA brought in the courts referred to in the preceding sentence. Each party consents to process being served in any such action or proceeding by the mailing of a copy thereof to the address (set forth in Section 6.2) below its name and agrees that such service upon receipt will constitute good and sufficient service of process or notice thereof. Nothing in this paragraph will affect or eliminate any right to serve process in any other manner permitted by law.

6.4	WAIVER OF JURY TRIAL – THE PARTIES TO THIS TSA IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, COUNTERCLAIM OR CROSS-COMPLAINT IN ANY ACTION OR OTHER PROCEEDING BROUGHT BY ANY PARTY TO THIS TSA AGAINST THE OTHER PARTY TO THIS TSA WITH RESPECT TO ANY MATTER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH OR RELATED TO THIS TSA OR ANY PORTION OF THIS TSA, WHETHER BASED UPON CONTRACTUAL, STATUTORY, TORTIOUS OR OTHER THEORIES OF LIABILITY. EACH PARTY REPRESENTS THAT IT HAS CONSULTED WITH COUNSEL REGARDING THE MEANING AND EFFECT OF THE FOREGOING WAIVER OF ITS RIGHT TO A JURY TRIAL.

6.5

Recovery of Fees by Prevailing Party – In any action at law or in equity to enforce any of the provisions or rights under this TSA, the party which does not prevail in such litigation, as determined by the court in a final judgment or

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decree, shall pay to the prevailing party all reasonable costs, expenses and attorneys’ fees incurred by the prevailing party, including such costs, expenses and fees of any appeals. If the prevailing party shall recover judgment in any action or proceeding, its reasonable costs, expenses and attorneys’ fees shall be included as part of such judgment.

6.6	Entire Agreement; Amendment – This TSA (which includes Annex A and Schedules I, II, III and IV), together with the SPA (solely to the extent applicable), constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. Subject to applicable Law, this TSA may be amended, modified and supplemented in any and all respects by written agreement of the parties at any time with respect to any of the terms contained herein. Solely with respect to the matters expressly contemplated by this TSA, each party to this TSA hereby acknowledges that it has not relied on any promise, representation or warranty that is not set forth in this TSA or the Stock Purchase Agreement.

6.7	Parties in Interest – This TSA may not be transferred, assigned, pledged or hypothecated by either party hereto (whether by operation of law or otherwise) without the prior written consent of the other party. This TSA will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

6.8	Interpretation – The headings contained in this TSA are for reference purposes only and will not affect in any way the meaning or interpretation of this TSA. Whenever the words “include,” “includes,” “including” or similar expressions are used in this TSA, they will be understood to be followed by the words “without limitation”. The parties have participated jointly in the negotiation and drafting of this TSA. In the event of an ambiguity or question of intent or interpretation arises, this TSA will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provisions of this TSA. All references to “$” or “dollars” are to U.S. dollars, and all amounts to be calculated or paid under this TSA will be in U.S. dollars.

6.9	Third-Party Beneficiaries – Each party intends that this TSA will not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto; provided, however, that notwithstanding this Section 6.9, the provisions of Section 4.3.2 and Section 4.3.3 will inure to the benefit of the Persons identified therein, and may be enforced by such Persons and their respective heirs and personal representatives.

6.10	Annexes and Schedules – Annex A, Schedule I, Schedule II, Schedule III, Schedule IV, Schedule V and Schedule VI are incorporated in, and made a part of, this TSA.

6.11	Severability – If any term, provision, covenant or restriction of this TSA is held by a Governmental Entity to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this TSA will remain in full force and effect and will in no way be affected, impaired or invalidated.

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6.12	Waiver – Except as otherwise provided in this TSA, any failure of either of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

6.13	Force Majeure – No liability shall result from any delay or failure in performance by either party resulting from any cause, condition or event beyond the reasonable control of the party affected, including acts of God, fire, flood, war, government action, accident, labor trouble or shortage, or inability to obtain material, utilities, equipment, energy or transportation (each a “Force Majeure Event”). Either party claiming the benefit of this Section 6.13 shall promptly notify the other party in writing upon learning of the occurrence of any Force Majeure Event and upon such notice the affected provisions and/or other requirements of this TSA shall be suspended or reduced by an amount consistent with reductions made to the other operations of such party that are also affected by such Force Majeure Event during the period of such disability. Upon the cessation of such Force Majeure Event, both parties will use commercially reasonable best efforts to resume performance hereunder as soon as practicable following the Force Majeure Event, and, in any event, within fifteen (15) days of giving notice of such Force Majeure Event. If the Force Majeure Event continues to have effect for a period of more than fifteen (15) days, the party not claiming relief under this Section 6.13 shall have the right to terminate the Services affected by such Force Majeure Event immediately upon written notice of such termination to the other party.

6.14	Counterparts – This TSA may be executed in counterparts and multiple originals, each of which will be deemed an original, and all of which taken together will be considered one and the same agreement.

6.15	Disclaimer – EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NONE OF VISI OR ITS RESPECTIVE AFFILIATES OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY WITH RESPECT TO THE SERVICES OR THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR USE, TITLE OR NON-INFRINGEMENT, OR THE ACCURACY, AVAILABILITY, TIMELINESS OR COMPLETENESS OF, OR THE RESULTS TO BE OBTAINED FROM, SUCH SERVICES, AND VISI AND ITS RESPECTIVE AFFILIATES HEREBY DISCLAIM THE SAME.

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(Signature page follows)

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IN WITNESS WHEREOF, the parties have duly executed and delivered this Transition Services and Asset Transfer Agreement under seal on date indicated below.

Maintech, Incorporated		Volt Information Sciences, Inc.

By:	/s/ Bhavin Shah	By:	/s/ Paul R. Tomkins

Name:	Bhavin Shah	Name:	Paul R. Tomkins

Title:	Authorized Officer	Title:	SVP & CEO

Date:	March 6, 2017	Date:	March 6, 2017

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Annex A to Transition Services and Asset Transfer Agreement

[Attached]

A-1

SCHEDULE I

Assets

[Attached]

SCHEDULE II

Assigned Contracts

[Attached]

SCHEDULE III

Employees

[Attached]

SCHEDULE IV

VISI Receivables

[Attached]

SCHEDULE V

Bank Accounts

US Bank Account Details

Foreign Bank Account Details

SCHEDULE VI

Assigned Contracts Bank Accounts